                                                                   EXHIBIT 10.32



                                           May 26, 1999



Gary Durbin
Seeker Software, Inc.
2101 Webster St., Ste. 1600
Oakland, CA 94612

Dear Gary:

In the context of the proposed purchase of Seeker Software, Inc. ("Seeker") by Concur Technologies, Inc. ("Concur" or the "Company"), we are pleased to offer you the position of Chief Technical Officer, Human Resources Division, reporting to Steve Singh, President and CEO of Concur. Compensation for this position is a minimum of $165,000 per year. The term of your employment shall be for two years (the "Term"). This letter sets forth the terms of our offer of employment to you as well as other related matters for your approval and signature. This offer letter will become effective on the effective date of the merger between Concur and Seeker.

You will be eligible to earn a minimum bonus target of $75,000 on a fiscal year basis. The fiscal year is October 1 through September 30. You will be eligible for a pro rata bonus for fiscal year 1999 based on nine-twelfths (9/12) of $75,000. This bonus will be based on a "to be determined" performance metric. We will solidify the details of your individual plan within 30 days of your start date.

The Compensation Committee will review executive compensation packages, including stock options, in October 1999. To the extent the Company awards options to purchase Common Stock of Concur to other similarly situated executives, at that time you will likewise be eligible for a grant of additional options on a basis commensurate with such other executives.

While you are a full-time employee, you will receive the same health and other benefits as are generally available to the rest of Concur's full-time U.S. based employees (provided, of course, you meet the standard eligibility requirements for such benefits). Attached is a summary of benefits Concur makes available to employees in positions similar to the one offered to you. For purposes of these benefits, your hire date with Concur will be your original hire date with Seeker. Your total vacation balance will be carried over to Concur payroll. Effective upon your transition to Concur payroll, your vacation will be implemented according to the Concur vacation policy.

We ask that you complete the enclosed Employee Confidential Information and Inventions Agreement (the "Confidentiality Agreement") prior to commencing employment. In part, the Agreement requires that an employee refrain from using or disclosing the Company's Confidential Information (as defined in the Agreement) in any manner which might be detrimental to or conflict with the business interests of Concur or its employees. This

Gary Durbin
May 26, 1999
Page 2



agreement does not prevent a former employee from using his or her general knowledge and experience, no matter when or how gained, in any new field or position. Additionally, in connection with the acquisition and as a condition of this offer of employment, you agree to execute the Noncompetition Agreement attached hereto.

Should Concur determine to terminate your employment for any reason other than for "cause", you will receive advance notice of such termination for a period equal to the lesser of nine months or the remaining period in the Term, during which time your position with the Company may be changed, but your base salary and option vesting shall continue, provided that you remain an employee during such period. For this purpose, you shall be considered to have been terminated with "cause" if your employment is terminated for (a) any gross misconduct or fraud in the performance of your employment, (b) your conviction or guilty plea with respect to any felony (except for motor vehicle violations), (c) your material breach of the Confidentiality Agreement, after written notice delivered to you of such breach and a reasonable opportunity to cure such breach or (d) your habitual failure to perform your duties after receipt of reasonable written warning relating to the same.

This letter, the Noncompetition Agreement and the Confidentiality Agreement represent a formal statement concerning the terms of your proposed employment and constitute a formal offer of employment to you. As such, these documents supersede and merge any earlier proposal or prior arrangement, whether oral or written, between you and the Company or Seeker regarding your employment, and any other communications between you and the Company or Seeker regarding your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the compensation and benefits paid to you and its other employees. In addition, this offer is conditioned upon your confirmation that there are no non-competition agreements or other contracts between you and any other party that would restrict or impair your right or ability to accept employment with or to work for the Company.

Should you have any questions with regard to any of the items indicated above, please feel free to call me. Your acceptance of this offer may be made by signing this original letter, the Noncompetition Agreement and the Confidentiality Agreement (in their entirety) and faxing them to this office at
(425) 702-0674. The signed originals must be received by Concur prior to your start date.

You will need to provide employment eligibility verification within three days of your start date. The U.S. Immigration and Naturalization Service law passed in 1986 requires this.

Gary Durbin
May 26, 1999
Page 3






Gary, we hope that you and Concur will find mutual satisfaction with your employment. All of us at Concur are very excited about your joining our team and look forward to a beneficial and fruitful relationship.

Sincerely,



Steve Singh
President and CEO



ACCEPTED BY:


/s/  GARY DURBIN
__________________________________              Date:  May 26, 1999
Gary Durbin


Start date:  June 1, 1999